Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM REPORTS FISCAL FIRST QUARTER RESULTS; UPDATES 2013 FINANCIAL OUTLOOK FOR R&D TAX CREDIT REINSTATEMENT

•	First quarter revenue of $428 million grew 12 percent versus prior year

•	Adjusted diluted earnings per share for the first quarter decreased 11 percent to $0.47 compared to $0.53 in the prior year

•	Reported diluted earnings per share for the first quarter decreased 26 percent to $0.39 compared to $0.53 in the prior year

•	Adjusted EBITDA for the first quarter of $75 million compares to $76 million in the prior year

•
Financial guidance:  Full year adjusted earnings per share are now expected to be $2.01 to $2.11, reflecting the reinstatement of the R&D tax credit; reported revenue and adjusted EBITDA guidance are unchanged, with revenue expected to increase 7 to 8 percent and adjusted EBITDA expected to be $315 to $325 million

BATESVILLE, Ind., January 23, 2013 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal first quarter ended December 31, 2012 and updated its outlook for 2013 to include the impact of the recently reinstated R&D tax credit.  Adjusted earnings per diluted share decreased 11 percent to $0.47 from $0.53 due to lower gross margin, driven by adverse product and geographic mix, along with increased investment in research and development and higher operating expenses associated with recently acquired businesses, including intangible amortization.  Reported earnings per diluted share also decreased to $0.39 from $0.53 in the prior year.   Adjustments to reported earnings relate to costs associated with recent acquisitions, including the step-up of acquired inventories, additional costs related to field corrective actions, a litigation charge and gains associated with a vendor product recall.  See detail in the attached schedule.

Hill-Rom’s quarterly reported revenue of $428 million increased 12 percent compared to last year or 13 percent on a constant currency basis.  Excluding the impact of currency and acquisitions, revenue declined approximately 2 percent.  Domestic revenue was essentially flat at $273 million, while revenue outside the United States increased 42 percent to $155 million in the same period (44 percent on a constant currency basis).

Management Comments

“Despite a year over year revenue decline in our core capital business in North America, we delivered revenue and adjusted earnings ahead of our expectations,” stated John J. Greisch, President and CEO.  ”We are pleased with improved operating cash flow in this challenging environment and we are committed to a continuing focus on operational efficiencies to drive sustainable, long term margin improvement.”

Financial and Operational Highlights

-- First quarter revenue highlights include:

-- North America.  North America revenue declined 7 percent to $235 million.  Capital sales declined 6 percent due primarily to a 10 percent decline in patient support systems revenue, partially offset by growth in certain other capital categories.  Rental revenue declined 9 percent.

-- International.  International segment revenue, excluding Völker, increased 14 percent on a constant currency basis due primarily to growth in Latin America and the Middle East.   International revenue, including Völker, increased 39 percent to $135 million, or 42 percent on a constant currency basis.

-- Surgical/Respiratory Care.  Surgical/Respiratory Care revenue increased 84 percent to $59 million, due to the addition of the Aspen Surgical business.  Excluding Aspen Surgical, segment revenue decreased 5 percent on lower respiratory care revenues.

--	Operating cash flow for the quarter was $65 million, compared to $62 million in the prior year.

--	Adjusted EBITDA for the quarter was $75 million, compared to $76 million in the prior year.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012.

Financial Guidance Summary

Consistent with prior guidance, for full year fiscal 2013, Hill-Rom expects reported revenue growth of 7 to 8 percent.  This reflects:
•	organic constant currency revenue decline of 1 to 2 percent;
•	no material currency impact at current rates; and
•	incremental revenue from fiscal 2012 acquisitions of approximately $145 million.

For the full year, adjusted earnings per share guidance is unchanged except for the impact of the reinstatement of the R&D tax credit.   Adjusted earnings per diluted share are now expected to be $2.01 to $2.11, including $0.03 related to the current year tax credit and $0.03 related to the prior year credit to be recognized in the second quarter.

Cash flow from operations for the full year is now expected to be approximately $270 to $280 million, up $5 million from our previous guidance.  Adjusted EBITDA is unchanged at $315 to $325 million.

For the second quarter of fiscal 2013, Hill-Rom expects reported revenue growth of 4 to 5 percent.  This reflects:
•	organic constant currency revenue decline of approximately 5 percent;
•	no material currency impact at current rates; and
•	incremental revenue from fiscal 2012 acquisitions of approximately $45 million.

Adjusted earnings per diluted share are expected to be $0.48 to $0.50 for the quarter.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  In addition, we are providing adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA).  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast tomorrow morning on Thursday, January 24, 2013, at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=123121. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 83612495. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through January 31, 2013, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 83612495. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarter Ended December 31

	2012	2011
Net revenues
Capital sales	$324.4	$266.9
Rental revenues	104.0	114.2
Total revenues	428.4	381.1
Cost of revenues
Cost of goods sold	188.9	147.7
Rental expenses	48.1	48.3
Total cost of revenues	237.0	196.0
Gross profit
Capital	135.5	119.2
Rental	55.9	65.9
Total gross profit	191.4	185.1
As a percentage of sales	44.7%	48.6%

Research and development expenses	17.2	15.3
Selling and administrative expenses	136.1	120.2
Litigation charge	1.0	-

Operating profit	37.1	49.6

Other income/(expense), net	(1.8)	(1.2)

Income tax expense	11.3	15.5

Net income	$24.0	$32.9

Diluted earnings per share:
Earnings per share	$0.39	$0.53

Average common shares outstanding - diluted (thousands)	61,106	62,337

Dividends per common share	$0.1250	$0.1125

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarter Ended December 31
	2012	Foreign Exchange	2012	2011	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$324.4	$(1.7)	$326.1	$266.9	22.2%
Rental revenues	104.0	(0.2)	104.2	114.2	-8.8%
Total	$428.4	$(1.9)	$430.3	$381.1	12.9%

North America	$234.7	$0.3	$234.4	$252.4	-7.1%
Surgical and Respiratory Care	59.0	0.1	58.9	32.0	84.1%
International	134.7	(2.3)	137.0	96.7	41.7%
Total	$428.4	$(1.9)	$430.3	$381.1	12.9%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended December 31, 2012			Quarterly Period Ended December 31, 2011
	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes	Income Tax Expense	Diluted EPS

GAAP Earnings	$35.3	$11.3	$0.39	$48.4	$15.5	$0.53
Adjustments:
Acquisition and integration costs	3.5	1.2	0.04	1.7	0.5	0.02
Field corrective action	2.5	0.9	0.03	-	-	-
Litigation charge	1.0	0.4	0.01	-	-	-
Vendor product recall	-	-	-	(2.1)	(0.8)	(0.02)

Adjusted Earnings	$42.3	$13.8	$0.47	$48.0	$15.2	$0.53

	Reconciliation: Adjusted EBITDA
	(Dollars in millions)

	Quarter Ended December 31
	2012	2011

Adjusted income before income taxes	$42.3	$48.0
Add back:
Other expense	1.8	1.2
Depreciation and amortization	31.1	26.6
Adjusted EBITDA	$75.2	$75.8

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31, 2012	September 30, 2012
Assets
Current Assets
Cash and cash equivalents	$107.6	$84.3
Trade accounts receivable, net of allowances	373.1	392.6
Inventories, net	122.7	126.9
Other current assets	79.0	78.0
Total current assets	682.4	681.8

Property, plant and equipment, net	245.5	250.1
Goodwill	342.5	335.2
Other assets	344.6	360.5

Total Assets	$1,615.0	$1,627.6

Liabilities
Current Liabilities
Trade accounts payable	$78.2	$80.7
Short-term borrowings	115.2	115.2
Other current liabilities	178.3	182.2
Total current liabilities	371.7	378.1

Long-term debt	234.6	237.5
Other long-term liabilities	187.8	199.4

Total Liabilities	794.1	815.0

Shareholders' Equity	820.9	812.6

Total Liabilities and Shareholders' Equity	$1,615.0	$1,627.6

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Quarterly Period Ended December 31

	2012	2011
Operating Activities
Net income	$24.0	$32.9
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	31.1	26.6
Provision for deferred income taxes	(4.4)	(3.6)
Loss (gain) on disposal of property, equipment leased to others,
intangible assets and impairments	0.3	(1.6)
Stock compensation	3.3	2.5
Excess tax benefits from employee stock plans	(0.1)	(0.7)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	19.5	34.8
Inventories	4.2	1.8
Other current assets	(4.7)	16.5
Trade accounts payable	(2.5)	(1.7)
Accrued expenses and other liabilities	(7.9)	(43.5)
Other, net	2.0	(1.9)
Net cash provided by operating activities	64.8	62.1

Investing Activities
Capital expenditures and purchase of intangibles	(16.5)	(18.6)
Proceeds on sale of property and equipment leased to others	2.9	3.1
Payment for acquisition of businesses, net of cash acquired	(0.2)	-
Net cash used in investing activities	(13.8)	(15.5)

Financing Activities
Net change in short-term debt	-	(3.8)
Payment of long-term debt	(2.8)	(47.3)
Purchase of noncontrolling interest	(0.7)	(0.7)
Payment of cash dividends	(7.5)	(7.0)
Proceeds on exercise of options	2.5	2.1
Proceeds from stock issuance	0.7	0.9
Excess tax benefits from employee stock plans	0.1	0.7
Treasury stock acquired	(20.4)	(1.7)
Net cash used in financing activities	(28.1)	(56.8)

Effect of exchange rate changes on cash	0.4	(0.5)

Net Cash Flows	23.3	(10.7)

Cash and Cash Equivalents:
At beginning of period	84.3	224.6
At end of period	$107.6	$213.9